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                                                                  Exhibit 10.6.1

                        AGREEMENT BETWEEN GEORGE IACONO,
                    VALUE CITY DEPARTMENT STORES, INC., AND
                        SCHOTTENSTEIN STORES CORPORATION

The parties to this matter, George Iacono ("Executive") and Value City Department Stores, Inc., Schottenstein Stores Corporation, their related enterprises, shareholders, partners, corporations in common control, and affiliated businesses (collectively referred to as "Employer") agree that:

This Agreement is the product of negotiation and compromise between Executive and Employer.

Executive has been afforded an adequate opportunity to read and consider the terms of this Agreement. He has been advised to consult an attorney of his choosing. He understands and agrees that this Agreement settles, bars and waives any and all claims that he has or could possibly have against Employer arising out of or relating to his employment as President and General Merchandise Manager or removal therefrom.

THEREFORE, Executive and Employer, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:

1. In exchange for Employer's promises set forth below, Executive, along with his heirs, estate, successors and assigns, knowingly releases Employer, completely and forever, from any and all claims, causes of action, charges, suits, contracts, promises, or demands of any kind, which he may now have, whether known or unknown, as of the effective date of this Agreement, arising from or relating to his employment as President and General Merchandise Manager or removal therefrom.

2. Executive understands that this Agreement covers Employer's officers, directors, employees, former employees, consultants, independent contractors and/or agents, whether alleged to have acted in their official capacity or personally.

3. Executive understands and agrees that this Agreement covers all claims described in Paragraph 1, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (ADEA); the Americans With Disabilities Act (ADA); Ohio's fair employment statute, workers' compensation statute, and wage/hour statute; and any other federal, state, or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract law, tort law; any claim arising under the federal or Ohio common law, including breach of contract, wrongful termination, or intentional or negligent infliction of emotional


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distress; and any claim for attorney's fees. Nothing in this paragraph is intended to limit Executive's right to file a civil action to enforce the terms of this Agreement.

4. Executive understands and agrees that he is waiving the right to receive any monetary awards from any charge or civil action under the federal statutes listed above.

5. Executive agrees to continue to hold all confidential and/or privileged information in confidence and to treat it as proprietary to Employer. He warrants that he has not used or disclosed any confidential and/or privileged information and that he has not taken or copied any documents that constitute or contain confidential and/or privileged information. "Confidential and/or privileged information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, policy and/or procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties, information or advice obtained or discussed with Employer's attorneys, and any other confidential information regarding the business, operations, properties or personnel of Employer which were disclosed to or learned by Executive as a result of his employment. Confidential and/or privileged information shall not include any information that Executive had in his possession prior to his employment or which becomes a matter of public knowledge hereafter through sources independent of Executive.

6. Executive agrees that through and including November 30, 1998, he shall not, either directly or indirectly, solicit or encourage Employer's employees to leave their employment; provided, however, that this does not apply to Executive's immediate family members.

7. Executive agrees that for 18 months (i.e., through November 30, 1998), he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform services for (which shall be determined regardless of job title) Employer's competitors Ross Stores, Consolidated Stores, or T.J. Maxx.

8. Executive agrees that effective May 13, 1997 he will no longer act in the capacity of President and General Merchandise Manager. He also agrees to submit his written resignation from Employer's Board of Directors when he signs this Agreement.

9. Executive understands and agrees that his employment contract with Schottenstein Stores Corporation dated April 26, 1991 expires effective June 4, 1997, and will not be renewed. Executive agrees that Employer thereafter has no further obligations or liabilities thereunder, including reimbursement for living expenses or commuting expenses, or to provide an automobile.

10. 10.1. Executive agrees not to communicate with or give statements or testimony to any opposing attorney, opposing attorney's representative (including private investigator), or current or former employee relating to any matter about which Executive has knowledge or information as a result of his position with Employer unless compelled to do so by lawfully-served subpoena or court order. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. Executive also agrees to notify Employer's Chairman immediately if he is contacted by any third parties or compelled by subpoena or court order to appear and testify, whichever occurs first.

     10.2. Executive agrees not to communicate with or give statements to any member of the media (print, television or radio), the retail financial community, or brokerage firm relating to any matter about which Executive has knowledge or information as a result of his position with Employer, unless the parties have mutually agreed upon the content of such communication. Such matters specifically include, but are not limited to, Executive's change of duties, any business decisions or strategies, pending or threatened lawsuits, or administrative investigations. Executive also agrees to notify Employer's Chairman immediately if he is so contacted by the media, a brokerage firm, or anyone in the retail financial community.


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11. Executive agrees to cooperate with Employer during the course of all matters arising out of Employer's business about which Executive has knowledge or information. Such matters may include, but are not limited to, search for documents or information, contacts with vendors, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). "Cooperation" includes, but is not limited to, Executive's making himself available at mutually convenient times for meetings, depositions, hearings or trials without the need for subpoena.

12. In exchange for Executive's promises contained herein, Employer agrees to do the following:

     12.1. Pay Executive the gross sum of $225,000, less required deductions, on June 1, 1997 if the seven-day revocation period has expired or on the day following the seven-day revocation period (see paragraph 21 below);

     12.2.    Pay Executive his current salary through June 4, 1997;

     12.3. Pay Executive an annual salary of $300,000 through November 30, 1998, less required wage deductions (i.e., 18 months at $300,000/year = $450,000); and

     12.4 Continue Executive's current health care coverage under Employer's multiple-employer plan (Schottenstein SS-2 Plan) through November 30, 1998.

13. In exchange for Employer's promise to pay Executive through November 30, 1998, Executive agrees to perform special projects as are mutually agreed upon by Employer's Chairman (or his designee) and Executive which are consistent with Executive's skill and experience. Executive shall be reimbursed for reasonable business expenses incurred in performing such projects upon submission of expense reports and receipts in accordance with Employer's usual practice.

14. Executive understands and agrees that he will be 100% vested in all stock grants as of June 18, 1997. Executive also understands and agrees that the exercise of any vested stock options shall be governed by Employer's 1991 Stock Option Plan, which requires, among other things, that such options be exercised within 30 days after Executive's last day of service (i.e., by December 30, 1998). Executive also understands and agrees that he must satisfy any outstanding loan(s) owed to Employer related to his restricted stock upon sale of the same.

15. Executive agrees not to make any disparaging statements about Employer, its senior management, its buying staff, or its operations to any business, media, brokerage firm, or the retail financial community.

16. Executive understands that this Agreement is not an admission of any wrongdoing by Employer. On the contrary, Employer specifically denies any wrongdoing under any federal, state or local statute, public policy, tort law, contract law, or common law.

17. This Agreement can only be used as evidence in a subsequent proceeding in which either party claims that it has been breached.

18. Executive agrees that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately


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become null and void, leaving the remainder of this Agreement in full force and effect. In addition, Executive agrees that he shall not seek, either directly or indirectly, to have any term of this Agreement held unenforceable, including the general release language.

19. This Agreement supersedes and replaces any prior agreements, whether written or oral, between them and contains the complete understanding between the parties. No promises or agreements shall be binding or shall modify this understanding unless in writing and signed by both parties.

20. By signing this Agreement, Executive agrees that he had a reasonable opportunity (at least 21 days) to read and consider its contents. Executive agrees that if he signs this Agreement before the 21-day period expires, he has done so voluntarily and knowingly. Further, Executive agrees that he has carefully read this Agreement and knows its contents, and that he signs it knowingly and voluntarily, with a full understanding of its terms and significance, and intending to be bound by its terms.

21. Executive may revoke and cancel this Agreement in writing at any time within seven days after signing by providing written notification to Employer's Chairman, at 1800 Moler Road, Columbus, Ohio 43207. For this written revocation to be effective, Employer must receive it no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes, this Agreement becomes null and void and Employer shall have no obligations hereunder. This Agreement shall become fully effective and enforceable after the seven-day revocation period expires.

22. Executive and Employer agree that the promises made to each other under this Agreement are made solely in exchange for the other party's promises herein.

23. If either party signs a facsimile copy of this Agreement, they will thereafter provide the other party with a conforming original.

24. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties shall be governed by the laws of the State of Ohio without regard to any state conflict of law rules.

The parties agree that they have read this Agreement, consisting of five pages, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.



                                        _______________________________
                                        GEORGE IACONO / DATE


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                                        SCHOTTENSTEIN STORES CORPORATION AND
                                        VALUE CITY DEPARTMENT STORES, INC.


                                        BY:
                                            ---------------------------
                                        JAY SCHOTTENSTEIN / DATE
                                        CHAIRMAN